EXHIBIT 10(vi)






                                    MASTER
                               CREDIT AGREEMENT


                           Dated as of June 21, 1996


                                 by and among

                           Construction Forms, Inc.,
                            CF Ultra Tech, Inc. and
                                CF Gilco, Inc.

                                      and


                             LaSalle National Bank



                               TABLE OF CONTENTS

                                                                          Page


SECTION 1   DEFINITIONS AND TERMS. . . . . . . . . . . . . . . . . . . . .   1
      1.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.2   Accounting and Financial Determinations. . . . . . . . . . . .  13
      1.3   Interpretation . . . . . . . . . . . . . . . . . . . . . . . .  13
      1.4   Other Terms. . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 2     AMOUNTS AND TERMS OF OBLIGATIONS . . . . . . . . . . . . . .  14
      2.1   Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . .  14
      2.2   Overadvance Term Loan. . . . . . . . . . . . . . . . . . . . .  16
      2.3   LIBOR Rate Restrictions. . . . . . . . . . . . . . . . . . . .  17
      2.4   Joint and Several Obligations, Etc.. . . . . . . . . . . . . .  18
      2.5   Interest After Default . . . . . . . . . . . . . . . . . . . .  19
      2.6   Loan Account . . . . . . . . . . . . . . . . . . . . . . . . .  20
      2.7   Lockbox. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      2.8   Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      2.9   Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . .  21
      2.10  Effect of Regulatory Change. . . . . . . . . . . . . . . . . .  22
      2.11  Security . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      2.12  No Obligation to Extend or Forbear . . . . . . . . . . . . . .  22

SECTION 3   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .  22
      3.1   Organization, Qualification and Subsidiaries . . . . . . . . .  22
      3.2   Financial Statements . . . . . . . . . . . . . . . . . . . . .  23
      3.3   Authorization. . . . . . . . . . . . . . . . . . . . . . . . .  23
      3.4   Absence of Conflicting Obligations . . . . . . . . . . . . . .  23
      3.5   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      3.6   Absence of Litigation. . . . . . . . . . . . . . . . . . . . .  24
      3.7   Accuracy of Information. . . . . . . . . . . . . . . . . . . .  24
      3.8   Ownership of Property. . . . . . . . . . . . . . . . . . . . .  24
      3.9   Federal Reserve Regulations. . . . . . . . . . . . . . . . . .  25
      3.10  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      3.11  Security Interests . . . . . . . . . . . . . . . . . . . . . .  25
      3.12  Places of Business . . . . . . . . . . . . . . . . . . . . . .  25
      3.13  Other Names. . . . . . . . . . . . . . . . . . . . . . . . . .  25
      3.14  Not an Investment Company. . . . . . . . . . . . . . . . . . .  26
      3.15  No Defaults. . . . . . . . . . . . . . . . . . . . . . . . . .  26
      3.16  Environmental Laws . . . . . . . . . . . . . . . . . . . . . .  26
      3.17  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .  26
      3.18  Restricted Payments. . . . . . . . . . . . . . . . . . . . . .  26
      3.19  Solvency.. . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 4   CONDITIONS PRECEDENT TO OBLIGATIONS. . . . . . . . . . . . . .  27
      4.1   Initial Obligations. . . . . . . . . . . . . . . . . . . . . .  27
      4.2   Subsequent Obligations . . . . . . . . . . . . . . . . . . . .  30


SECTION 5   AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .  31
      5.1   Corporate Existence; Compliance With Laws;
            Maintenance of Business; Taxes . . . . . . . . . . . . . . . .  31
      5.2   Maintenance of Property; Insurance . . . . . . . . . . . . . .  31
      5.3   Financial Statements . . . . . . . . . . . . . . . . . . . . .  32
      5.4   Inspection of Property and Records . . . . . . . . . . . . . .  33
      5.5   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .  34
      5.6   Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . .  34
      5.7   Comply With, Pay and Discharge All Notes,
            Mortgages, Deeds of Trust and Leases . . . . . . . . . . . . .  34
      5.8   Environmental Compliance . . . . . . . . . . . . . . . . . . .  34
      5.9   Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . .  35
      5.10  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      5.11  Appraisals . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      5.12 Post-Closing Delivery . . . . . . . . . . . . . . . . . . . . .  37

SECTION 6   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . .  37
      6.1   Sale of Assets, Consolidation, Merger,
            Acquisitions, Etc. . . . . . . . . . . . . . . . . . . . . . .  37
      6.2   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .  37
      6.3   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      6.4   Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      6.5   Restricted Payments. . . . . . . . . . . . . . . . . . . . . .  38
      6.6   Loans, Investments . . . . . . . . . . . . . . . . . . . . . .  38
      6.7   Compliance with ERISA. . . . . . . . . . . . . . . . . . . . .  39
      6.8   Fixed Asset Expenditures . . . . . . . . . . . . . . . . . . .  39
      6.9   Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      6.10  Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . .  39
      6.11  Maximum Funded Debt to Tangible Net Worth. . . . . . . . . . .  40
      6.12  Current Ratio. . . . . . . . . . . . . . . . . . . . . . . . .  40
      6.13  Minimum Fixed Charge Coverage Ratio. . . . . . . . . . . . . .  40
      6.14  Modification of the Subordinated Debt
            Documentation. . . . . . . . . . . . . . . . . . . . . . . . .  40
      6.15  Modification of the Stock Purchase Documentation . . . . . . .  40

SECTION 7   DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . .  41
      7.1   Events of Default Defined. . . . . . . . . . . . . . . . . . .  41
      7.2   Remedies Upon Event of Default . . . . . . . . . . . . . . . .  42

SECTION 8   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  43
      8.1   Assignability; Successors. . . . . . . . . . . . . . . . . . .  43
      8.2   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      8.3   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  44
      8.4   Counterparts; Headings . . . . . . . . . . . . . . . . . . . .  44
      8.5   Entire Agreement; Amendments . . . . . . . . . . . . . . . . .  44
      8.6   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      8.7   Severability . . . . . . . . . . . . . . . . . . . . . . . . .  45
      8.8   Further Assurances . . . . . . . . . . . . . . . . . . . . . .  45
      8.9   Conflicts and Ambiguities. . . . . . . . . . . . . . . . . . .  45
      8.10  Submission to Jurisdiction . . . . . . . . . . . . . . . . . .  45
      8.11  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . .  46

                                EXHIBITS

EXHIBIT A:        Schedule of Bank's Collateral

EXHIBIT B-1:      Collateral Assignment of Lease (Ultra)

EXHIBIT B-2:      Collateral Assignment of Lease (Gilco)

EXHIBIT B-3:      Collateral Assignment of Lease (CF)

EXHIBIT C:        Guaranty of JABCO, Limited Liability Company

EXHIBIT D:        Master Revolving Credit Note

EXHIBIT E-1:      Mortgage (Cedarburg)

EXHIBIT E-2:      Mortgage (Grafton)

EXHIBIT F:        Pledge Agreement

EXHIBIT G-1:      Security Agreement (CF)

EXHIBIT G-2:      Security Agreement (Ultra)

EXHIBIT G-3:      Security Agreement (Gilco)

EXHIBIT H:        Subordination Agreement

EXHIBIT I:        Master Overadvance Term Note

EXHIBIT J-1:      Opinion of Borrower's  General Counsel

EXHIBIT J-2:      Opinion of Borrower's  Local Counsel

EXHIBIT K-1:      Lessor's Consent, Estoppel Certificate, Waiver and
                  Agreement (CF)

EXHIBIT K-2:      Lessor's Consent, Estoppel Certificate, Waiver and
                  Agreement (JABCO)

EXHIBIT K-3:      Lessor's Consent, Estoppel Certificate, Waiver and
                  Agreement (Greenberg)

                                   SCHEDULES

SCHEDULE 1:       Company Facilities Locations

SCHEDULE 2:       Stock Ownership of Each Company

SCHEDULE 3:       Subsidiaries, Options, Warrants, Etc.

SCHEDULE 3.6:     Litigation

SCHEDULE 3.16:    Environmental Laws

SCHEDULE 4:       Permitted Liens
                 MASTER CREDIT AGREEMENT


      THIS MASTER CREDIT AGREEMENT is made and entered into as of this 21st day of June, 1996, by and among CONSTRUCTION FORMS, INC., a Wisconsin corporation ("CF"), CF ULTRA TECH, INC., a Wisconsin corporation ("Ultra") and CF Gilco, Inc., a Wisconsin corporation ("Gilco") (CF, Ultra and Gilco are collectively, the "Companies" and individually, a "Company") and LASALLE NATIONAL BANK, a national banking association (the "Bank").


                                   RECITALS


      The Companies have requested that the Bank extend to them, on a joint and several basis, a credit not to exceed $12,300,000, in the form of (a) Revolving Loans in an aggregate principal amount not to exceed $8,000,000, and (b) an Overadvance Term Loan in an aggregate principal amount of $4,300,000. The Bank has agreed to extend credit to the Companies, jointly and severally, upon all of the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   AGREEMENT

            SECTION 1   DEFINITIONS AND TERMS

            1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

                  "Affiliate" shall mean any (a) director, officer or employee of the Person, or (b) Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns five percent or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

                  "Agreement" shall mean this Master Credit Agreement, as amended, supplemented, modified or extended from time to time.


                  "Assignment" shall mean the Collateral Assignment of Stock and Unit Purchase Agreement and Escrow Agreement, of even date herewith, of Edison Control Corporation, a New Jersey corporation, and CF in favor of Bank.

                  "Borrowing Base" shall mean, as of any date, the sum of (a) 85% of Qualified Accounts, plus (b) 50% of Qualified
Inventory (up to a maximum of $4,500,000), plus (c) 80% of Marketable Securities (up to a maximum of $1,150,000), plus (d) up to a maximum of an additional $500,000 through December 31, 1996
(the "Revolving Loan Overadvance").

                  "Borrowing Base Certificate" shall mean a schedule of the Bank's collateral in the form of Exhibit A separately setting forth accounts receivable, Qualified Accounts, inventory, Qualified Inventory and Marketable Securities.

                  "Borrowing Date" shall have the meaning assigned in
Section 2.1(c).

                  "Business Day" shall mean a day other than a Saturday or Sunday on which banks are open for business in Milwaukee, Wisconsin; provided, however, that for purposes of LIBOR Rate Loans, the term "Business Day" shall mean only those days on which dealings in U.S. dollar deposits are carried out by U.S. financial institutions in the London Interbank Eurodollar Market.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

                  "Collateral" shall mean all of each Company's
Property granted to the Bank as collateral under the Related
Documents.

                  "Collateral Assignments" shall mean the collateral assignments of lease from Ultra, Gilco and CF to the Bank in the form of Exhibits B-1, B-2 and B-3, respectively, each as amended, supplemented, modified or extended from time to time.

                  "Current Assets" shall mean all assets which would appear as current assets on the consolidated balance sheet of CF and its Subsidiaries under GAAP.

                  "Current Liabilities" shall mean all liabilities which would appear as current liabilities on the consolidated balance sheet of CF and its Subsidiaries under GAAP or which otherwise constitute Indebtedness of CF or its Subsidiaries payable on demand or payable within one year (excluding Revolving Loans) including, without limitation, that portion of the principal balance of the Overadvance Term Loan due within one year and all outstanding customers' advances and progress billings on contracts.

                  "Default" shall mean an Event of Default or an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

                  "Employee Plan" shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Companies and covered by Title IV of ERISA,other than any "multiemployer plan" as defined in ERISA (a "Multiemployer Plan").

                  "Environmental Law" shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

                  "Environmental Liability" shall mean all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

                  "Event of Default" shall have the meaning assigned in Section 7.1.

                  "Excess Cash Flow" shall mean for any period of determination (i) Net Income of the Companies, plus (ii), to the extent deducted in determining Net Income of the Companies, the sum of each Company's (a) interest expense, (b) depreciation expense,
(c) amortization expense and (d) income tax expense, minus (iii) the sum of (a) capital expenditures paid by any Company (other than capital expenditures paid for with proceeds of a new purchase money loan from the Bank, Funded Debt received from Persons other than the Bank or any capitalized lease obligations of any Company to Persons other than the Bank), (b) the Companies' required payments of principal and interest on Funded Debt (including all amounts paid on any capitalized lease obligations) other than mandatory prepayments under Section 2.9(b)(ii), (c) dividends paid by any Company and (d) actual income taxes paid by any Company.

                  "Excess Cash Flow Payment" shall mean an amount equal to 70% of Excess Cash Flow for the relevant period of determination.

                  "Fixed Term Loan Period" shall mean with respect to the Overadvance Term Loan, the period commencing on the Fixed Term Rate Borrowing Date (as defined in Section 2.2 (b)), provided, that if the Fixed Term Loan Period would otherwise end on a day which is not a Business Day it shall be extended to the next succeeding Business Day.

                  "Fixed Term Rate" shall mean a rate of interest per annum equal to (a) the ask yield, one Business Day prior to the Fixed Term Rate Borrowing Date, on U.S. Treasury Bills, Notes or Bonds, selected by the Bank, in its sole discretion, having a maturity comparable to or as close thereto as possible to the Fixed Term Loan Period, plus (b) 3.25% per annum.

                  "Funded Debt" shall mean all Indebtedness which by its terms matures more than one year from the date as of which any calculation of Funded Debt is made, and any Indebtedness maturing within one year from such date which is renewable or extendible at the option of the obligor to a date beyond one year from such date, including any Indebtedness renewable or extendible (whether or not theretofore renewed or extended) under, or payable from the proceeds of other Indebtedness which may be incurred pursuant to the provisions of any agreement.

                  "GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Companies.

                  "Government Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.

                  "Guarantor" shall mean JABCO, Limited Liability
Company, a Wisconsin limited liability company, and any other
Person who guaranties the obligations of the Companies hereunder.

                  "Guaranty" shall mean the Guaranty of the Guarantor in the form of Exhibit C, as amended, supplemented, modified, or extended from time to time.

                  "Hazardous Substance" shall mean any pollutant, contaminant, waste or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB's, air pollutants, water pollutants, and other substances defined as hazardous or toxic in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901
et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C.
 3251 et seq., the Clean Air Act, 42 U.S.C. 1857 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.,
Chapter 144 of the Wisconsin Statutes, or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, the State of Wisconsin, the Wisconsin Department of Natural Resources and the Ozaukee County Department of Health.

                  "Indebtedness" shall mean all (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which any Company is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which any Company assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by any Company including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations any Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations any Company assures a creditor against loss; (g) unfunded obligations of any Company to any Employee Plan; (h) liabilities secured by any Lien, other than a Permitted Lien, on any Property owned by any Company even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of any Company which would, in accordance with GAAP, be included on the liability portion of a balance sheet.

                  "IRB Documentation" shall mean that certain
Irrevocable Direct Pay Letter of Credit, dated the date hereof, issued by the Bank in favor of Firstar Trust Company ("Firstar") (the "Letter of Credit"); the Loan Agreement, dated as of February 1, 1995, between the City of Port Washington, Wisconsin ("Port Washington") and Guarantor; the Indenture of Trust, dated as of February 1, 1995, between Port Washington and Firstar; the Promissory Note of Guarantor in favor of Port Washington, dated February 15, 1995, in the original principal amount of $3,000,000; the Bond Purchase Agreement, dated as of February 1, 1995, among Port Washington, Guarantor, Firstar and Robert W. Baird & Co. Incorporated ("Baird"); the Remarketing Agreement, dated as of February 1, 1995, between Guarantor and Baird; the Reimbursement Agreement, dated the date hereof, between Guarantor and the Bank (the "Reimbursement Agreement"); the IRB Mortgage; any UCC financing statement evidencing a Lien relating to any of the foregoing; and all exhibits, schedules, certificates, resolutions, or other documents delivered, required or contemplated pursuant to any of the foregoing.

                  "IRB Mortgage" shall mean the Mortgage granted by Guarantor, to the Bank, dated the date hereof, as amended, supplemented, modified or extended from time to time, encumbering certain real estate located in Port Washington, Wisconsin.

                  "LIBOR Index Rate" shall mean with respect to a LIBOR Rate Loan for any Loan Period, the rate of interest per annum determined by the Bank to be the average offered rate for deposits in U.S. dollars for the applicable Loan Period (rounded up to the next whole multiple of 1/100 of 1%) which appear on the Reuters Screen LIBO Page (or such other page on which the appropriate information may be displayed), on the electronic communications terminals in the Bank's money center as of 10:00 a.m. (London time) for the day two Business Days prior to the first day of the applicable Loan Period. If fewer than two offered rates appear for a Loan Period, then the applicable LIBOR Rate shall be the average of the rates per annum (rounded up to the next whole multiple of 1/100 of 1%) at which deposits for a period of time equal or comparable to the applicable Loan Period in immediately available funds in United States dollars are offered to the Bank two Business Days prior to the beginning of such Loan Period by at least four major banks in the London Interbank Eurodollar Market at or about 10:00 a.m. London time for delivery on the first day of such Loan Period.

                  "LIBOR Rate" for any Loan Period shall mean a rate per annum equal to the sum of the quotient of the LIBOR Index Rate divided by the difference (expressed as a decimal) computed by subtracting the LIBOR Reserve Requirement from one, plus the applicable LIBOR Spread.

                  "LIBOR Rate Loans" shall mean Revolving Loans and Overadvance Term Loans for which the Company has selected the LIBOR Rate as the base rate of interest under Sections 2.1 and 2.2.

                  "LIBOR Reserve Requirement" shall mean, with respect to each Loan Period, the stated rate of all reserve requirements (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Loan Period) that is specified on the first day of such Loan Period by the Board of Governors of the Federal Reserve System for determining the reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) applicable to the Bank.

                  "LIBOR Spread" shall mean an amount equal to (i) 1.25% per annum with respect to all outstanding Revolving Loans up to $1,000,000, (ii) 2.0% per annum with respect to all outstanding Revolving Loans in excess of $1,000,000, and (iii) 3.10% per annum with respect to all Overadvance Term Loans.

                  "Lien" shall mean any mortgage, pledge,
hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

                  "Loan Account" shall mean an account on the books of the Bank in which the Bank will record, pursuant to Section 2.6, Obligations of the Companies to the Bank, payments made upon such Obligations and other advances, debits and credits pertaining to the Obligations or the Collateral.

                  "Loan Period" shall mean with respect to each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate
Loan and ending one, two or three months thereafter, as the Company may elect in the notice of borrowing under Sections 2.1(c) and 2.2(c), as the case may be, provided that (a) any Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the Loan Period would thereby be extended into the next calendar month, in which case the Loan Period shall end on the preceding Business Day, and
(b) no Loan Period shall extend beyond the Termination Date.

                  "Make Whole Payment" shall mean an amount equal to the present value of (i) the interest that would have accrued on the amount prepaid at the Fixed Term Rate, minus (ii) the interest that would have accrued on the amount prepaid at the Treasury Rate, discounted at the Treasury Rate. In both cases, interest will be calculated from the prepayment date to the maturity date of the Overadvance Term Loan. In no event shall the prepayment indemnification payment be less than zero.

                  "Marketable Securities" shall mean the securities owned by Edison Control Corporation which are pledged to the Bank pursuant to the Pledge Agreement.

                  "Master Overadvance Term Note" shall mean the promissory note of the Companies to the Bank in the form of Exhibit I, evidencing the Term Loan, as amended, supplemented, modified or extended from time to time.

                  "Master Revolving Credit Note" shall mean the promissory note from the Companies to the Bank in the form of Exhibit D, evidencing the Revolving Loans, as amended, supplemented, modified or extended from time to time.

                  "Material Adverse Effect" shall mean (a) a Default,
(b) a material adverse change in the business, prospects or condition (financial or otherwise) of any Company or in any Property, (c) the termination of any material agreement to which any Company is a party, or (d) any material impairment of the ability of any Company to perform its obligations under this Agreement or the Related Documents.

                  "Maximum Available Commitment" shall mean an amount equal to the excess (if any) of (a) the lesser of the Revolving
Loan Commitment and the Borrowing Base, minus (b) the aggregate unpaid principal amount outstanding of all Revolving Loans made by the Bank.

                  "Mortgages" shall mean the mortgages in the form of Exhibits E-1 and E-2 granted by CF to the Bank and encumbering certain real property in Cedarburg, Wisconsin and Grafton, Wisconsin, respectively, each as amended, supplemented, modified or extended, from time to time.

                  "Net Income" or "Net Loss" shall mean, for any period, the net after-tax income (or net loss) of a Person on a consolidated basis determined in accordance with GAAP, excluding the after-tax effect of the sum of (a) any net earnings of any Subsidiary which are unavailable for the payment of dividends, (b) interest in any net earnings of Persons in which a Person has an ownership interest, other than Subsidiaries, not actually received,
(c) gains arising from a write-up of assets, (d) gains arising from the acquisition of any securities of the Person or any Subsidiary,
(e) gains resulting from the sale of any investments or capital assets, (f) amortization of any deferred credit arising from the acquisition of any Person or in the property or assets of any Person, (g) earnings of any Subsidiary prior to the date it became a Subsidiary, (h) earnings acquired by the Person or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of acquisition, and (i) proceeds of any life insurance policies payable to the Person or any Subsidiary.

                  "Notes" shall mean the Master Revolving Credit Note and the Master Overadvance Term Note and any note(s) or obligation(s) issued in substitution, replacement or renewal thereof.

                  "Obligations" shall mean the Revolving Loans, the Overadvance Term Loan, all mandatory prepayments, all costs and expenses and all other Indebtedness of any Company to the Bank, including, without limitation, all liabilities under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements designed to protect against fluctuations in interest rates or currency exchange rates.

                  "Overadvance Term Loan" shall mean the loans to the Companies pursuant to Section 2.2 evidenced by the Overadvance Term Note.

                  "PBGC" shall mean the Pension Benefit Guaranty
Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Permitted Liens" shall have the meaning assigned in
Section 6.3.

                  "Person" shall mean an individual, partnership, corporation, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government
Authority or other entity of whatever nature.

                  "Pledge Agreement" shall mean the pledge agreement in the form of Exhibit F by and between Edison Control Corporation and the Bank, as amended, supplemented, modified or extended, from time to time.

                  "Prime Rate" shall mean the interest rate publicly announced by the Bank from time to time in Chicago, Illinois as its prime rate for interest rate determinations, which is solely a reference rate and may be at, above or below the rate or rates at which the Bank lends to other Persons. Any change in the Prime
Rate shall become effective as of the opening of business on the day on which such change is publicly announced by the Bank.

                  "Property" shall mean any interest of any Company of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

                  "Qualified Account" shall mean an account (as that term is defined in the UCC) owing solely to any Company which meets the following requirements at the time it comes into existence and continues to meet the same until collected in full: (a) it arose from the performance of services by any Company, or from a bona fide sale or lease of goods, which have been delivered or shipped to an account debtor in the United States or a foreign debtor which has issued a transferable letter of credit, or is appropriately insured, acceptable to the Bank to secure payment, and for which any Company has genuine invoices, shipping documents or receipts;
(b) it is payable not more than 30 days from the earlier of performance of the services, delivery of goods or date(s) of invoice; (c) it has not been unpaid more than 90 days past the earlier of performance of the services, delivery of goods or date(s) of invoice and it is not owed by an account debtor which has 10% or more of its aggregate dollar amount of accounts owed to any Company unpaid more than 90 days past the earlier of performance of the services, delivery of goods or date(s) of invoice (provided that, and notwithstanding anything herein to the contrary, all Qualified Accounts of any Company shall forthwith cease to be deemed Qualified Accounts at such time that 25% or more of such Company's Qualified Accounts have been unpaid more than 90 days past the earlier of performance of the services, delivery of goods or date(s) of invoice); (d) it is owned by any Company and not subject to any assignment, claim, lien, encumbrance or security interest whatsoever other than those securing any such Company's obligations to the Bank; (e) it is a valid and legally enforceable obligation of an account debtor which is (i) satisfactory to the Bank, (ii) not an Affiliate of any Company and (iii) not the United States of America or any department, agency or instrumentality thereof unless the Company has complied with the Assignment of Claims Act of 1940, to the satisfaction of the Bank; (f) it is not subject to setoff, counterclaim, credit allowance, or adjustment by the account debtor thereunder, except for discount for prompt payment, or to any claim by such account debtor denying liability thereunder in whole or in part, and such account debtor has not refused to accept and has not returned or offered to return any of the goods which are subject to such account; (g) it arose in the ordinary course of any Company's business and in compliance with all Requirements of Law; (h) each Company has no notice or knowledge of the bankruptcy, insolvency, or similar proceeding of the account debtor thereunder, or of the inability of the account debtor thereunder to pay its debts as they become due, or of anything which might impair the credit standing of the account debtor; (i) it is assignable to the Bank and it does not arise out of a contract or order which by its terms forbids or makes void or unenforceable the assignment by any Company to the Bank of the account arising with respect thereto; (j) it is not evidenced by instruments or chattel paper unless the same has been endorsed and delivered to the Bank; (k) it does not arise from a sale on consignment, sale on return, bill and hold sale or any other type of conditional sale except as permitted in writing by the Bank; and
(l) it is certified by the applicable Company within fifteen days after the end of each month (or at such more frequent intervals as the Bank shall request) as to the amount thereof and all other matters set forth herein or reasonably required by the Bank; provided, however, that with respect to CF Europe, the certification within said fifteen-day period shall contain reasonable estimates of the items described above, which estimates shall, in each instance, be confirmed and recertified within an additional fifteen day period. A Qualified Account which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be a Qualified Account.

                  "Qualified Inventory" shall mean inventory (as that term is defined in the UCC) solely owned by any Company which meets the following requirements and continues to meet the same until sold or otherwise disposed of as permitted by this Agreement: (a) it is not subject to any assignment, claim, lien, or security interest whatsoever other than those securing the Obligations; (b) it is located at one of the Companies' facilities set forth on
Schedule 1, none of which is a public warehouse or leased facility, except for the Gardena, California warehouse and as permitted in writing by the Bank; (c) it is not obsolete, is in good condition and is either currently usable or saleable; (d) it is raw materials or finished goods satisfactory to the Bank; (e) it is valued at the lower of cost (on a FIFO basis) or wholesale market value
(exclusive of any transportation, processing or handling charges); and (f) its existence, location, amount, and lower of cost (on a FIFO basis) or wholesale market value (exclusive of any transportation, processing or handling charges) have been certified by the applicable Company within fifteen days after the end of each month (or at such more frequent intervals as the Bank shall request) as to the amount thereof and all other matters set forth herein or reasonably required by the Bank; provided, however, that with respect to CF Europe, the certification within said fifteen-day period shall contain reasonable estimates of the items described above, which estimates shall be confirmed, in each instance, and recertified within an additional fifteen day period. Qualified Inventory which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Qualified Inventory.

                  "Regulatory Change" shall mean the adoption or amendment, after the date of this Agreement, of any federal or state law, regulation, interpretation, direction, policy, guideline or court decision applicable to the Bank or the London Interbank Eurodollar Market which increases the cost to the Bank of making or maintaining the Obligations or reduces the rate of return to the Bank (by reduction of principal, interest or otherwise) on the Obligations by subjecting the Bank to any tax, duty or other charge with respect to the Obligations, imposing any reserve requirement (except any reserve requirement reflected in the LIBOR Rate or the LIBOR Reserve Requirement), affecting the treatment of any Obligation for purposes of calculating the appropriate amount of capital to be maintained by the Bank or any Person controlling the Bank, or imposing on the Bank any other condition affecting the Obligations.

                  "Related Documents" shall mean the Master Revolving Credit Note, the Master Overadvance Term Note, the Security
Agreements, the Guaranty, the Collateral Assignments, the
Mortgages, the Pledge Agreement, the Assignment, the IRB
Documentation, the Subordination Agreement and all other certificates, resolutions, or other documents required or contemplated hereunder.

                  "Requirements of Law" shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.

                  "Restricted Payments" shall mean (a) dividends or other distributions by any Company based upon the stock of any Company (except dividends payable solely in stock of the Company and dividends payable by Ultra and Gilco to CF), (b) purchases, redemptions or other acquisitions, direct or indirect, by any Company, of stock of the Company, whether now or hereafter outstanding, (c) any other distribution by any Company in respect of stock of any such Company, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise, and (d) payment of management fees by any Company to any Affiliate, either directly or indirectly, whether in cash or property or otherwise.

                  "Revolving Loan Commitment" shall mean an aggregate principal amount not to exceed $8,000,000, or such lesser amount to which the Revolving Loan Commitment is reduced under Section
2.1(f).

                  "Revolving Loans" shall mean the loans to the Companies pursuant to Section 2.1 evidenced by the Master Revolving Credit Note.

                  "Security Agreements" shall mean each of the Security Agreements in the form of Exhibits G-1, G-2 and G-3, between CF and the Bank, Ultra and the Bank and Gilco and the Bank, respectively, each as amended, supplemented, modified or extended from time to time.

                  "Stock Purchase Documentation" shall mean that certain Stock and Unit Purchase Agreement, of even date herewith (the "Stock Purchase Agreement"), among Edison Control Corporation, Construction Forms Acquisition Corp., a Delaware Corporation (n/k/a Construction Forms, Inc., a Wisconsin corporation), Allen W. Duhr, Joseph F. Bennett, Alan J. Kastelic, Robert E. Klemm and Jay R. Hanamann, together with all documents, certificates and agreements delivered in connection therewith or contemplated thereunder, including, without limitation, the Notes, the Escrow Agreement, the Employment Agreements, the Amendment of JABCO Lease and the Ancillary Agreements (each as defined in the Stock Purchase Agreement).

                  "Stock Purchase Transaction" shall mean
collectively, (A) the purchase by Construction Forms Acquisition, Inc. of (i) all of the issued and outstanding shares of $.01 par value common stock of CF, (ii) all of the issued and outstanding common stock of Gilco not owned by CF, and (iii) 99% of the membership interests of Guarantor; and (B) the purchase by Edison Control Corporation of 1% of the membership interest of Guarantor, each as evidenced by the Stock Purchase Documentation.

                  "Subordinated Loan Transaction" shall mean the extension of a credit to CF, Gilco and Ultra, jointly and severally, by Bank Audi (USA), a New York State Chartered Bank Association, in the amount of $6,800,000, as evidenced by a Subordinated Promissory Note, of even date herewith, of CF, Gilco and Ultra in favor of Bank Audi (USA); the Loan Agreement, of even date herewith, among Bank Audi (USA), CF, Gilco and Ultra; the Pledge and Security Agreement, of even date herewith, of William B. Finneran in favor of Bank Audi (USA); the Letter Agreement, of even date herewith, among William B. Finneran, Bank Audi (USA) and Global Opportunity Partners -- Lazard Freres Asset Management; the Letter Agreement, of even date herewith, among William B. Finneran, Bank Audi (USA) and Odyssey Partners; the Guaranty, of even date herewith, of Guarantor in favor of Bank Audi (USA); together with all documents, certificates and agreements delivered in connection with or contemplated under any of the foregoing.

                  "Subordination Agreement" shall mean the subordination agreement by and between the Bank and Bank Audi (USA) in the form of Exhibit H, as amended, supplemented, modified or extended from time to time.

                  "Subsidiary" shall mean as to any Person, a corporation of which shares of stock having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

                  "Tangible Net Worth" shall be determined on a consolidated basis in accordance with GAAP and mean the excess, if any, of all assets of CF over all liabilities of CF, excluding (a) any goodwill, patents, trademarks, trade names, copyrights, operating rights, organizational or developmental expenses, unamortized debt discount or expense, unamortized deferred charges, and other assets properly classified as intangible assets, (b) any write-ups of assets subsequent to the date of this Agreement, (c) any treasury stock, and (d) all investments in foreign Affiliates and unconsolidated domestic Affiliates other than South Houston Hose Company, Inc., a Texas corporation.

                  "Termination Date" shall mean, as to the Revolving Loans June 21, 1999, and as to the Overadvance Term Loan June 21,
1999, or such earlier date on which the Obligations shall terminate as provided in Section 7.2.

                  "Treasury Rate" shall mean the Ask Yield, one
Business Day prior to the date of prepayment, on U.S. Treasury
Bills, Notes, or Bonds, selected by the Bank, in its sole discretion, having a maturity comparable to or as close thereto as possible to the Fixed Term Loan Period.

                  "UCC" shall mean the Uniform Commercial Code of the State of Wisconsin, as amended from time to time.

            1.2 Accounting and Financial Determinations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include CF and its Subsidiaries, in each such calculation and, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the American
Institute of Certified Public Accountants (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 6, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating each Company's financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place. When used herein, the term "financial statement" shall include balance sheets, statements of earnings, statements of stockholders' equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of CF shall be to a statement prepared on a consolidated and consolidating basis, unless otherwise specified.

            1.3 Interpretation. The words "hereof," "herein" and "hereunder" and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.

            1.4 Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP, and all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein unless the context otherwise requires. Terms defined in other Sections of this Agreement shall have the meanings set forth therein.


            SECTION 2     AMOUNTS AND TERMS OF OBLIGATIONS

            2.1   Revolving Loans.

                  (a) Prior to the Termination Date and so long as no Default has occurred and is continuing, the Bank agrees on the terms and conditions set forth in this Agreement to extend to the Companies, jointly and severally, Revolving Loans from time to time in amounts not to exceed in the aggregate at any one time outstanding the lesser of (i) the Revolving Loan Commitment, and (ii) the Borrowing Base. Subject to the terms of this Agreement, each Company may borrow, repay (in whole or in part) and reborrow the Revolving Loans prior to the Termination Date for Revolving Loans. The Revolving Loans made by the Bank to each Company shall be evidenced by the Master Revolving Credit Note. Notwithstanding anything contained herein to the contrary, the aggregate principal amount of Revolving Loans outstanding to each Company at any time hereunder shall not exceed the applicable amount set forth below:

            Company                                   Borrowing Sublimit

            CF                                        $5,750,000
            Ultra                                     $1,500,000
            Gilco                                     $  750,000

                  (b) From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Companies shall pay all accrued and unpaid interest on the Revolving Loans on the first day of each month. Prior to an Event of Default, interest shall accrue on the aggregate unpaid principal amount from time to time outstanding under the Master Revolving Credit Note at a rate per annum equal to (i) the applicable LIBOR Rate on each LIBOR Rate Loan, and (ii) the applicable Prime Rate on Revolving Loans which are not LIBOR Rate Loans. Notwithstanding the foregoing, all
      Revolving Loans outstanding at any time which are part of the Revolving Loan Overadvance shall, prior to an Event of Default, accrue interest at a rate per annum equal to the applicable Prime Rate plus 0.50%. Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. All outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable on the Termination Date for the Revolving Loans.

                  (c) Each Company may obtain Revolving Loans by making a request therefor to the Bank, orally or in writing. Such request shall specify a Business Day prior to the Termination Date on which such Revolving Loans are to be made (the "Borrowing Date"), shall be received by the Bank by 12:00 Noon (Milwaukee time) three Business Days before the Borrowing Date in the case of LIBOR Rate Loans or otherwise by 12:00 Noon (Milwaukee time) of the Borrowing Date, and shall specify the amount of the Revolving Loans requested, whether the Revolving Loans are to be LIBOR Rate Loans and, if so, the requested Loan Period; provided, however, that within three days after any oral request for a Revolving Loan, the Bank shall receive from the Company making such request a written confirmation in form acceptable to the Bank confirming such Company's Revolving Loan request, and the Bank's obligation to make further Revolving Loans hereunder to any Company shall be suspended until such confirmation has been received by the Bank. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. The Companies shall be obligated, jointly and severally, to repay all Revolving Loans notwithstanding the failure of the Bank to receive written confirmation, and notwithstanding the fact that the person requesting the Revolving Loan was not in fact authorized to do so. No Revolving Loan request shall be modified, altered or amended without the prior written consent of the Bank. Each Revolving Loan shall be in the principal amount of the lesser of (i) $25,000 or a multiple thereof, (ii) the Maximum Available Commitment or (iii) the remaining amount available under the applicable Company's Borrowing Sublimit; provided, however, that the Companies may not request LIBOR Rate Loans in an amount less than $250,000 per request (and additional increments of $100,000). Upon fulfillment of the conditions specified in Section 4.2, the Bank shall promptly deposit the amount of such Revolving Loan in the general deposit account of the Companies maintained at the Bank.

                  (d) Except for Revolving Loans which are part of the Revolving Loan Overadvance, Revolving Loans which are not LIBOR Rate Loans may be converted (in increments of $250,000 (and additional increments of $100,000)) into LIBOR Rate Loans by notice from the applicable Company to the Bank meeting the requirements of, Section 2.1(c). At the end of each respective Loan Period, LIBOR Rate Loans shall become Revolving Loans which are not LIBOR Rate Loans unless and until the Company converts such Revolving Loans to LIBOR Rate Loans.

                  (f) On the final day of each fiscal quarter, the Company may, upon five Business Days' prior written notice to the Bank, permanently reduce the aggregate amount of the Revolving Loan Commitment; provided that no such reduction shall reduce the aggregate amount of the Revolving Loan Commitment to an amount less than the aggregate unpaid principal balance of the Master Revolving Credit Note on the effective date of such reduction. Each reduction in the Revolving Loan Commitment shall be in a minimum amount of $250,000 and in integral multiples of $250,000 above such minimum.

      2.2   Overadvance Term Loan.

                  (a) On the date hereof, the Bank agrees to extend to the Companies, jointly and severally, the Overadvance Term Loan in an aggregate principal amount of $4,300,000 and such Overadvance Term Loan shall be subject to all of the terms and conditions set forth in this Agreement. The Overadvance Term Loan made by the Bank to each Company pursuant hereto shall be evidenced by the Master Overadvance Term Note.
      Notwithstanding anything contained herein to the contrary, the aggregate principal amount of the Overadvance Term Loan outstanding to each Company at any time hereunder shall not exceed the applicable amount set forth below:

            Company                                   Borrowing Sublimit

            CF                                        $3,300,000
            Ultra                                     $  500,000
            Gilco                                     $  500,000

                  (b) The Companies shall pay all accrued and unpaid interest on the Overadvance Term Loan on the first day of each month commencing on the first day of August, 1996, and continuing until the Overadvance Term Loan is paid in full. Prior to an Event of Default, interest shall accrue on the aggregate unpaid principal amount outstanding under the Overadvance Term Note at a rate per annum equal to (i) the applicable LIBOR Rate or (ii) the applicable Prime Rate plus 0.375% per annum. Notwithstanding the foregoing, and so long as no Default has occurred and is continuing, the Companies may elect to fix the interest rate on all, but not less than all, of the outstanding Overadvance Term Loan (provided that no such portion of the Loan at the time of such conversion may be LIBOR Rate Loans) at the Fixed Term Rate by delivering an irrevocable written notice to the Bank at least three Business Days prior to the effective date of such election as specified therein (the "Fixed Term Rate Borrowing Date"); and, thereafter, interest shall accrue on the aggregate unpaid principal amount of the Overadvance Term Loan at a rate per annum equal to the Fixed Term Rate. Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. The Companies shall pay principal outstanding under such Overadvance Term Note in thirty-five (35) equal monthly installments of $59,722.22 each payable commencing on the first day of July, 1996 and on the first day of each month thereafter, and a final payment of the balance of all unpaid principal and accrued interest on the Termination Date for such Overadvance Term Loan. Amounts paid or prepaid on the Overadvance Term Loan may not be reborrowed.

                  (c) So long as no Default has occurred and is continuing and provided that the Companies have not elected to convert the Overadvance Term Loan to the Fixed Term Rate pursuant to Section 2.2(b), the portion of the Overadvance Term Loan which is not a LIBOR Rate Loan may be converted into a LIBOR Rate Loan of at least $250,000 (and additional increments of $100,000) by written notice from the requesting Company to the Bank and received by Bank by 12:00 p.m. (Milwaukee time) three Business Days before the requested borrowing date (such date which shall be prior to the Termination Date for the Overadvance Term Loan); such notice which shall specify the amount of the Overadvance Term Loan to be converted and the requested Loan Period. No Overadvance Term Loan conversion request shall be modified, altered or amended without the prior written consent of the Bank. At the end of each respective Loan Period, each LIBOR Rate Loan shall become an Overadvance Term Loan which is not a LIBOR Rate Loan unless and until a Company converts such Overadvance Term Loan to a LIBOR Rate Loan.

            2.3   LIBOR Rate Restrictions.

                  (a) The Companies may request LIBOR Rate Loans only so long as the outstanding LIBOR Rate Loans bear no more than ten different LIBOR Rates. The Bank may require any LIBOR
      Rate Loans to be repaid prior to the applicable Termination
      Date for Revolving Loans and may refuse to make LIBOR Rate
      Loans in the event the Bank determines that (i) maintenance of the LIBOR Rate Loans would violate any applicable Requirements of Law, (ii) the interest rates on LIBOR Rate Loans do not accurately reflect the cost of making such Revolving Loans, or
      (iii) deposits in the amount of any LIBOR Rate Loan are not available to the Bank in the London interbank market.

                  (b) In the event the Bank shall incur any loss, cost, expense or premium (including, without limitation, any loss of profit or loss, cost, expense or premium incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain LIBOR Rate Loans or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank), as a result of:

                        (i) any payment of any LIBOR Rate Loans on a date other than the last day of the then applicable Loan Period for any reason, whether before or after Default, and whether or not such payment is required by any provisions of this Agreement; or

                        (ii)  any failure by any Company to create,
            borrow, continue or effect by conversion any LIBOR Rate Loans on the date specified in a notice given pursuant to this Agreement;

      then upon the demand of the Bank, the Companies shall pay to the Bank such amount as will reimburse the Bank for such loss, cost, expense or premium. If the Bank requests such a reimbursement it shall provide the applicable Company with a certificate setting forth the computation of the loss, cost, expense or premium giving rise to the request for reimbursement in reasonable detail and such certificate shall be deemed prima facie correct.

            2.4   Joint and Several Obligations, Etc.

                  (a) The Obligations shall be joint and several; provided, however, that notwithstanding any other provisions hereof to the contrary, the maximum liability of each Company hereunder and under the Notes shall be limited to the greater of (i) the proceeds of loans made by the Bank hereunder to the extent such proceeds are advanced, transferred or applied to or for the benefit of such Company, and (ii) ninety-five percent (95%) of the difference between (A) the present fair saleable value of the Company's assets as of the date of this Agreement or any subsequent date (if greater, and to the extent permitted by law) and (B) the amount of all liabilities of the Company, including liabilities under this Agreement and the Notes and probable exposure under contingent liabilities, as of such date.

                  (b)   The Obligations shall be absolute and
      unconditional unto each Company; each Company unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law or otherwise, would operate to impair or diminish such liability; and nothing whatsoever except actual full payment and performance to the Bank of such Obligations shall operate to discharge the liability of the Companies hereunder. Without limitation of the foregoing, the Obligations shall not be affected by the invalidity or unenforceability of all or part of the Obligations with respect to any Company.

                  (c) The Bank shall not be obligated to: (a) take any steps whatsoever to collect from, or to file any claim of any kind against, any Company or any other person or entity liable for payment or performance of any of the Obligations;
      or (b) take any steps whatsoever to protect, accept, obtain, enforce, take possession of, perfect its interest in, foreclose or realize on collateral or security, if any, for the payment or performance of any of the Obligations; or (c) in any other respect exercise any diligence whatsoever in collecting or attempting to collect any of the Obligations by any means.

                  (d)   Without limiting the generality of the
      foregoing, there shall be no diminution or impairment of the liability of any Company in any respect, if the Bank exercises any of the following rights without notice of any kind to the
      Companies:  (a) extends any additional credit to any Company;
      (b) accepts any Collateral, security or guarantee for any obligations or any other credit; (c) determines how, when and what application of payments, credits and collections, if any, shall be made on the Obligations and any other credit and accepts partial payments; (d) determines what, if anything, shall at any time be done with respect to any collateral or security; subordinates, sells, transfers, surrenders, releases or otherwise disposes of all or any of such collateral or security; and purchases or otherwise acquires any such collateral or security at foreclosure or otherwise; and (e) with or without consideration grants, permits or enters into any waiver, amendment, extension, modification, refinancing, indulgence, compromise,settlement, subordination, discharge or release of (i) any of the Obligations, (ii) any obligations of any other Person liable for payment or performance of any of the Obligations, and any agreement relating to such obligations and (iii) any collateral or security or agreement relating to collateral or security for any of the foregoing.

                  (e) Each Company hereby unconditionally waives (i) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including, without limitation: notice of acceptance hereof; notice of the creation of any of the Obligations; notice of nonpayment, nonperformance or other default on any of the Obligations; and notice of any action taken to collect upon or enforce any of the Obligations; (ii) any subrogation to the rights of the Bank against any other Company, any other claim against any other Company which arises as a result of payments made by a Company pursuant to this Agreement, and any claim for contribution against any other Company whether or not the Obligations have been paid or performed in full; and (iii) any setoffs or counterclaims against the Bank which would otherwise impair the Bank's rights against any Company hereunder.

            2.5 Interest After Default. After an Event of Default, each of the Obligations shall bear interest at the rate of 3% per annum in excess of the applicable rates set forth herein; provided, that in the case of a LIBOR Rate Loan the maturity of which is accelerated, such LIBOR Rate Loan shall bear interest for the remainder of the applicable Loan Period at a rate equal to 3% plus the higher of the rate on the LIBOR Rate Loan or the rate on Revolving Loans or the portion of the Term Loan, as the case may be, which are not LIBOR Rate Loans. In no event shall the interest rates under the Notes exceed the highest rate permitted by law.


            2.6 Loan Account. The Bank will enter as a debit to the Loan Account the aggregate principal amount of each Obligation as disbursed or issued from time to time by the Bank. The Bank shall also record in the Loan Account, in accordance with the Bank's customary accounting practices: accrued interest and all other charges, expenses and other items properly chargeable to any Company hereunder or under the Related Documents; all payments made by any Company with respect to the Obligations, if any; and all other appropriate debits and credits. The debit balance of the Loan Account shall reflect the amount of the Obligations and other appropriate charges hereunder. Not more frequently than once each month, the Bank shall render a statement of account of the Loan Account including, with respect to Revolving Loans and the Overadvance Term Loan, a statement of the outstanding principal balance, Loan Period and applicable LIBOR Rate for each LIBOR Rate Loan, which statement shall be considered correct and accepted by the Companies and conclusively binding upon the Companies unless any Company notifies the Bank to the contrary within 30 days of the mailing of such statement by the Bank to the Companies; provided, however, that the failure of the Bank to record any of the foregoing items in the Loan Account shall not limit or otherwise affect the Companies' joint and several obligation to repay the Obligations.

            2.7   Lockbox.

                  (a) The Companies agree that following a Default, and upon the request of the Bank, they shall immediately direct each of their respective account debtors and other obligors to make payments due under their accounts, instruments and/or chattel paper directly to a special lockbox to be under the exclusive control of the Bank.

                  (b) Upon the establishment of the special lockbox referred to in Section 2.7(a), the Companies authorize and direct the Bank to deposit into a special collateral account to be established and maintained by the Bank all drafts, checks and cash payments received in said lockbox or otherwise received by the Bank. All deposits in said collateral account shall constitute proceeds of Collateral. The Bank shall apply finally collected funds on deposit in said collateral account immediately to the Loan Account as payment of the Obligations, in such order of application as the Bank may determine; provided, however, that the Bank shall not apply such collected funds to prepay the Overadvance Term Loan except upon any Company's request or unless an Event of Default has occurred. The Companies agree that they shall promptly deliver to the Bank for deposit in said collateral account all payments received by them, including, without limitation, all payments on accounts, instruments and chattel paper, all cash received by each Company and all other proceeds of Collateral. All payments shall immediately be delivered to the Bank in the form received (except for the applicable Company's endorsement where necessary) and, until so deposited, shall be held in trust by such Company for and as the exclusive property of the Bank and shall not be commingled with any funds or property of such Company.

            2.8 Payments. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Notes. The Bank may debit to the depository accounts maintained by the Companies with the Bank all payments on the Obligations when due without prior notice to or consent of any Company.

            2.9   Prepayments.

                  (a) Optional Prepayments. The Companies may at their option, at any time upon three (3) days' prior written notice to the Bank, prepay the Obligations, in whole or in part. Partial prepayments shall be in the principal amount of $100,000 or a multiple thereof, together with accrued interest to the date of prepayment on the amount prepaid. There shall be no prepayment premium or penalty except: (i) as provided in
      Section 2.3(a); and (ii) that, if the Companies have converted the Overadvance Term Loan to the Fixed Term Rate, the Company shall upon prepayment or partial prepayment of such Overadvance Term Loan (whether upon mandatory or optional redemption, acceleration or maturity) pay the Bank the Make Whole Payment on the date of prepayment. The Companies agree that the Make Whole Payment constitutes a reasonable method of measuring the Bank's estimated loss in the event of a prepayment, that it is not a penalty, and that the Bank's determination of the Make Whole Payment, in the absence of manifest error, shall be conclusive, final, and binding on the Companies.

                  (b)   Mandatory Prepayment.

                        (i) At any time that the aggregate principal amount of Revolving Loans outstanding exceeds the lesser of the Revolving Loan Commitment or the Borrowing Base, the Companies shall immediately pay the amount of such excess in immediately available funds, together with interest accrued on the amount of the payment.

                        (ii) So long as any amounts remain outstanding under the Overadvance Term Loan, the Companies jointly and severally agree to make an Excess Cash Flow Payment on April
      30 of each year, commencing on April 30, 1997 through and including April 30, 1999, based on year-end audited financial statements. All Excess Cash Flow Payments shall be applied to reduce the regularly scheduled principal installments on the Overadvance Term Loan in the inverse order of their maturity.

            2.10 Effect of Regulatory Change. In the event of a Regulatory Change deemed by the Bank in good faith to be material, the Companies shall pay to the Bank (within ten days after notice by the Bank to the Companies of such Regulatory Change) such amounts as the Bank deems reasonably necessary to compensate the Bank for the increase in the cost of making or maintaining the Obligations or the reduction in the rate of return to the Bank on the Obligations resulting from the Regulatory Change.

            2.11 Security. Payment of all Obligations shall be secured, subject only to Permitted Liens, by a first lien on all of the Property in accordance with this Agreement and the Related
Documents.

            2.12 No Obligation to Extend or Forbear. The Companies acknowledge and agree that the Bank (a) upon execution hereof, has no duty or obligation of any kind to, and has made no representations of any kind or nature that the Bank will, extend credit or any other kind of financial accommodations to any Company after the Termination Date, or forbear at any time from the exercise of any of its rights or remedies under this Agreement, the Related Documents and applicable law, and (b) may at any time, in its sole and absolute discretion, exercise whatever rights and remedies the Bank may have under this Agreement, the Related Documents and applicable law. All Obligations shall be due in full on the Termination Date without further demand.


            SECTION 3   REPRESENTATIONS AND WARRANTIES

            In order to induce the Bank to enter into this Agreement and make and incur the Obligations as herein provided, each Company hereby severally represents and warrants to the Bank as follows:

            3.1 Organization, Qualification and Subsidiaries. The Company and each of its Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation. The Company and each of its Subsidiaries has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder and to grant the liens and security interests provided for in the Related Documents and to own its assets and conduct its business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in all jurisdictions where it is required to be qualified. All of the issued and outstanding capital stock of the Company and each of its Subsidiaries has been validly issued and is fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes. The name and the number of shares of capital stock owned by each shareholder of the Company is set forth on
Schedule 2. Except as set forth on Schedule 3, (a) the Company has no Subsidiaries, (b) the Company does not own, directly or indirectly, more than 1% of the total outstanding shares of any class of capital stock of any other Person, (c) there are no outstanding options, warrants or other rights to subscribe for or purchase from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company.

            3.2   Financial Statements.

                  (a) The Company's year-end audited financial statements for its fiscal years ended January 31, 1996 and January 31, 1995, audited by Deloitte & Touche, and the financial statements prepared by the Company for the three-month period ended April 30, 1996 are accurate and complete and were prepared in accordance with GAAP (except that the interim financial statements are subject to normal year-end audit adjustments) consistently applied throughout the applicable periods, and present fairly the financial condition of the Company as of such dates and the results of its operations and cash flows for the periods then ended. The balance sheets and footnotes thereto show all known liabilities, direct or contingent, of the Company and its Subsidiaries as of the respective dates thereof in accordance with GAAP. There has been no Material Adverse Effect since the date of the latest of such statements. The Company's fiscal year begins on February 1.

                  (b) The financial forecasts dated March 11, 1996 and furnished to the Bank by the Company are based on information and assumptions that are accurate and reasonable as of the date hereof.

            3.3 Authorization. The making, execution, delivery and performance of this Agreement and the Related Documents by the Company have each been duly authorized by all necessary corporate action. The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority.
This Agreement and the Related Documents are the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

            3.4 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Agreement and the Related Documents and compliance with their respective terms do not violate or constitute a default, breach or violation under any Requirements of Law or any covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company is a party or by which it is bound.

            3.5 Taxes. The Company has filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended. The Company has paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no tax deficiencies have been proposed, threatened or assessed against the Company. The federal income tax liability of the Company has been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended January 31, 1993 and there is no pending or, to the best of the Company's knowledge, threatened tax controversy or dispute as of the date hereof.

            3.6   Absence of Litigation.  Except as set forth on
Schedule 3.6, there is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the best of the Company's knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.

            3.7 Accuracy of Information. All information, certificates or statements given by the Company to the Bank under this Agreement and the Related Documents were accurate, true and complete in all material respects when given, continue to be accurate, true and complete in all material respects as of the date hereof, and do not contain any untrue statement or omission of a material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company which is not set forth in this Agreement, the Related Documents or other documents, certificates or statements furnished to the Bank by or on behalf of the Company in connection with the transactions contemplated hereby and which will, or which in the future may (so far as the Company can reasonably foresee), cause a Material Adverse Effect.

            3.8 Ownership of Property. The Company has good and marketable title to all of its Property, including, without limitation, the Property reflected in the balance sheets referred to in Section 3.2 and CF has fee simple title to the Property subject to the Mortgages. There are no Liens of any nature on any of the Property except Permitted Liens. All Property useful or necessary in the Company's business, whether leased or owned, is in good condition, repair (ordinary wear and tear excepted) and working order and, to the best of the Company's knowledge after diligent inquiry, conforms to all applicable Requirements of Law. The Company owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the business(es) of the Company as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons. Schedule 1 contains a true, correct and complete list of all real estate used by the Company.

            3.9 Federal Reserve Regulations. The Company will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve
System (12 C.F.R. 221, as amended); (b) extend credit to other Persons for any such purpose or refund indebtedness originally incurred for any such purpose; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.

            3.10 ERISA. The Company and anyone under common control with the Company under Section 4001(b) of ERISA (an "ERISA Affiliate") is in compliance in all material respects with the applicable provisions of ERISA and, with respect to each Employee
Plan: (a) no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred which will subject the Company to any tax or penalty imposed under Section 4975 of the Code; (b) no "reportable event" as defined in Section 4043 of ERISA has occurred (other than reportable events for which the notice requirement has been waived); (c) no "accumulated funding deficiency" as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) the assets are at least as great as the liabilities on a terminated basis based on the reasonable assumptions used in the most recent actuarial valuation; and (e) the Company or the plan sponsor has timely filed all returns and reports required to be. Neither the Company nor any ERISA
Affiliate has any obligation to contribute to any Multiemployer
Plan.

            3.11 Security Interests. The Bank has a legal, valid, perfected and, except for Permitted Liens, first priority security interest in the Collateral and the Collateral is and at all times shall be free and clear of all Liens, except Permitted Liens, whatsoever.

            3.12 Places of Business. The principal place of business of CF and the chief executive office of CF, Ultra and Gilco is located at the address specified in Section 8.6, and the books and records of CF, Ultra and Gilco and all records of account are located and hereafter shall continue to be located at such principal place of business and chief executive office. The principal place of business for Ultra is located at 1325 Park
Street, Port Washington, Wisconsin. The principal place of business for Gilco is located at 1040 N. 9th Street, Grafton,
Wisconsin.

            3.13 Other Names. The business conducted by the Company has not been conducted under any corporate, trade or fictitious name, and following the date hereof the Company will not conduct its business under any corporate, trade or fictitious name unless the Company shall have delivered at least 30 days' prior written notice to the Bank of such name change.

            3.14 Not an Investment Company. The Company is not (a) an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" or a "subsidiary" of a "holding company" or an "affiliate of a "holding company" or a "subsidiary" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            3.15 No Defaults. The Company is not in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company is a party or by which the Company is bound, or to which any Property is subject, or (c) any Indebtedness; or if any default or violation under Sections
3.15(a), (b) or (c) exists, it is an immaterial default or violation and the failure to cure such default or violation would not result in a Material Adverse Effect.

            3.16  Environmental Laws.  Except as disclosed on Schedule
3.16 attached hereto and incorporated herein, the business of the Company has been operated in full compliance with all Environmental Laws and the Company is not subject to any Environmental Liability relating to the conduct of its business or the ownership of its Property and no facts or circumstances exist which could give rise to such Environmental Liabilities. No notice has been served on the Company claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws.

            3.17 Labor Matters. There are no labor disputes between the Company and any of its employees which individually or in the aggregate, if resolved in a manner adverse to the Company, would result in a Material Adverse Effect.

            3.18 Restricted Payments. The Company has not, since the date of the most recent financial statements referred to in Section 3.2, made any Restricted Payments.

            3.19 Solvency. Each Company is not "insolvent," nor will each Company's incurrence of loans, direct or contingent, to repay the Obligations render any Company "insolvent." For purposes of this subsection 3.19, a corporation is "insolvent" if (i) the "present fair salable value" (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (ii) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (iii) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (iv) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this subsection 3.19, the following terms have the following meanings:
(x) the term "debts" includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term "present fair salable value" of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and
(z) the term "regular market value" means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.


            SECTION 4   CONDITIONS PRECEDENT TO OBLIGATIONS

            4.1 Initial Obligations. In addition to the terms and conditions otherwise contained herein, the obligation of the Bank to make or incur any Obligation is conditioned on the Bank receiving, prior to or on the date of the Bank's first extension of credit, each of the following items in form, detail and content satisfactory to the Bank:

                  (a)   the executed Master Revolving Credit Note;

                  (b)   the executed Master Overadvance Term Note;

                  (c)   the executed Security Agreements;

                  (d)   the Guaranty executed by the Guarantor;

                  (e)   the executed Mortgages;

                  (f)   executed financing statements in each
      jurisdiction where such filing is necessary to perfect the security interests of the Bank created by the Security
      Agreements, and the Mortgages;

                  (g) a certificate of the secretary or an assistant secretary of each Company and the Guarantor certifying (i) an attached complete and correct copy of its bylaws; (ii) an attached complete and correct copy of resolutions duly adopted by its board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party;
      (iii) that its articles of incorporation have not been amended since the date of the last date of amendment thereto indicated on the certificate of the secretary of state; and (iv) as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a certification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate;

                  (h) the opinions of counsel for the Companies, the Guarantor and Edison Control Corporation in the form of Exhibits J-1 and J-2;

                  (i) certificates of status or good standing for the Companies, and the Guarantor and certified copies of the Articles of Incorporation for the Companies and the Guarantor, all issued by the Office of the Secretary of State of incorporation within 30 days of the date hereof;

                  (j) evidence that there are no Liens of record on the Property other than Permitted Liens including UCC information searches in the names of the Companies, and the Guarantor of the filing records in the offices of each Secretary of State and each county Register of Deeds office required by the Bank;

                  (k) a commitment for mortgage title insurance issued by a title insurance company acceptable to the Bank with respect to each Mortgage on ALTA Form 1970 (i) insuring that CF has a fee simple estate in the property subject to such Mortgage, (ii) insuring that such Mortgage is a valid paramount lien on the property in an amount of $1,630,000 (as to the Mortgage attached as Exhibit E-1) and $510,000 (as to the Mortgage attached as Exhibit E-2), respectively, subject only to Permitted Liens, (iii) insuring against loss or damage incurred by reason of construction liens which are or may be prior to the lien of such Mortgage, (iv) excluding any exceptions for rights of parties in possession or matters which would be disclosed by a survey of the property except for Permitted Liens, and (v) containing ALTA revolving credit, access, contiguity, zoning, usury and comprehensive endorsements;

                  (l) a commitment for mortgage title insurance issued by a title insurance company acceptable to the Bank on ALTA Form 1970 (i) insuring that Guarantor has a fee simple estate in the property subject to the IRB Mortgage, (ii) insuring that the IRB Mortgage is a valid paramount lien on the property in an amount of $1,020,000, subject only to Permitted Liens, (iii) insuring against loss or damage incurred by reason of construction liens which are or may be prior to the lien of the IRB Mortgage, (iv) excluding any exceptions for rights of parties in possession or matters which would be disclosed by a survey of the property except for Permitted Liens, and (v) containing ALTA revolving credit, access, contiguity, zoning, usury and comprehensive endorsements;

                  (m) evidence that all real estate taxes, special assessments, and any other charges against the property subject to the Mortgages and the IRB Mortgage have been paid in full for 1995 and prior years and have been paid to the extent of any installments due for 1996;

                  (n)   surveys of the property subject to the
      Mortgages and the IRB Mortgage;

                  (o)   the facility fee under Section 5.9(a);

                  (p)   an executed Borrowing Base Certificate;

                  (q) Phase I environmental assessment reports for the property subject to the Mortgages and the IRB Mortgage;

                  (r) the executed Pledge Agreement, together with such consents to the collateral pledge as the Bank shall require;

                  (s) the Lessor's Consent, Estoppel Certificate, Waiver and Agreement in the form of Exhibits K-1 and K-2, executed by CF and Guarantor, respectively;

                  (t) the collateral assignment to the Bank of the life insurance policy maintained by the Company on the life of Alan Kastelic in the amount of $500,000;

                  (u) certificates of title for all goods subject to the security interest created by the Security Agreements which are represented by certificates of title, together with a notation of the Bank's security interest on each such certificate;

                  (v)   the executed Subordination Agreement;

                  (w) certificates of insurance evidencing that the Bank has been named as a loss payee and/or mortgagee under the insurance policies required to be carried under this Agreement;

                  (x) the executed Collateral Assignments, documents underlying the Collateral Assignments and such consents to the Collateral Assignments as the Bank shall require;


                  (y)   assignment documents complying with the
      Assignment of Claims Act of 1940 for each Qualified Account of the United States of America or any department, agency or instrumentality thereof, if any;

                  (z) the executed Letter of Credit, Reimbursement Agreement and IRB Mortgage, and all other documents, instruments, certificates and legal opinions which are required by the Bank to effectuate the substitution of the Bank for Firstar as the letter of credit issuer under the IRB Documentation;

                  (aa) copies of all executed documents evidencing the consummation of the Stock Purchase Transaction;

                  (bb) copies of all executed documents evidencing the Subordinated Loan Transaction;

                  (cc)  Form U-1 executed by the Companies; and

                  (dd) such additional supporting documents and materials as the Bank may request.

            4.2 Subsequent Obligations. In addition to the terms and conditions otherwise contained herein, the obligation of the Bank to make or incur subsequent Obligations is subject to the satisfaction, on the date of making or incurring each such Obligation, of the following conditions:

                  (a) All of the representations, warranties and acknowledgments of each Company contained in this Agreement and the Related Documents shall be true and accurate as if made on such date, and each request by the Companies for credit shall constitute an affirmation by each Company, severally, that such representations, warranties and acknowledgements are then true and accurate;

                  (b) There shall not exist on such date any Default and no Default shall occur as the result of the making or incurring of such Obligation;

                  (c) The aggregate principal amount of all Revolving Loans outstanding, together with the amount of any Revolving
      Loan requested shall not exceed the lesser of the Revolving
      Loan Commitment or the Borrowing Base;

                  (d) The Bank shall have received executed loan requests for all Revolving Loans previously requested by the Companies and the matters certified therein and herein shall have been true, correct and complete on the date thereof and shall continue to be true and correct on the date of the requested Revolving Loans or other Obligations; and

                  (e) Each of the Related Documents shall remain in full force and effect and continue to secure the Obligations.


            SECTION 5   AFFIRMATIVE COVENANTS

            Each Company severally covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to the Bank are paid in full, it shall:

            5.1 Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes. (a) Maintain its corporate existence, licenses, permits, rights and franchises; (b) comply in all material respects with all Requirements of Law; (c) conduct its business substantially as now conducted; (d) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided.

            5.2   Maintenance of Property; Insurance.

                  (a) Keep all Property useful and necessary in its business, whether leased or owned, in good condition, repair and working order (ordinary wear and tear excepted) and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, additions and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                  (b) Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Bank. Each policy providing liability coverage to any Company shall name the Bank as an additional insured, and each policy insuring the Property shall name the Bank as loss payee and/or mortgagee, as its interest appears, and all policies shall require the insurer to give the Bank 30 days prior written notice of the modification, cancellation or nonrenewal of the policy; the Companies shall furnish copies of all such insurance policies or a certificate evidencing that each Company has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies; and within 90 days after the end of each fiscal year, the Companies shall deliver to the Bank a schedule showing all insurance policies in force as of the end of such year, signed by an authorized officer of the Companies.

            5.3 Financial Statements. Maintain a standard system of accounting in accordance with sound accounting practice, and furnish to the Bank such information respecting the business, assets and financial condition of each Company as the Bank may reasonably request and, without request furnish to the Bank:

                  (a) as soon as available, and in any event within 30 days after the end of each month of CF's fiscal year (or 50 days after the end of the first and last months of CF's fiscal year), financial statements including the balance sheet for CF and its Subsidiaries as of the end of each such month and statements of income and year-to-date cash flows of CF and its Subsidiaries for each such month and for that part of the fiscal year ending with such month, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year and a comparison of actual cash flow, income and capital expenditures with amounts budgeted for such period, all in reasonable detail and certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of CF;

                  (b) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying financial statements for CF and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, retained earnings and cash flows for such year and for the previous fiscal year, as audited by independent certified public accountants of recognized standing selected by CF and satisfactory to the Bank, which report shall be accompanied by
      (i) the unqualified opinion of such accountants to the effect that the statements present fairly, in all material respects, the financial position of CF and its Subsidiaries as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP;
      (ii) a certificate of such accountants showing their calculation of the financial covenants contained herein and stating that their review disclosed no Default or that their review disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto; and
      (iii) any supplementary comments and reports submitted by such accountants to CF including the management letter, if any;

                  (c)   with the financial statements described in
      Section 5.3(a), the certificate of the president or chief financial officer of CF to the effect that (i) a review of the activities of the Companies during such period has been made under his supervision to determine whether the Companies have observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents, and
      (ii) no Default has occurred (or if such Default has occurred, specifying the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same);

                  (d) within 15 days after the end of each month or more frequently as the Bank may from time to time request, a Borrowing Base Certificate; and

                  (e) promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken with respect thereto: (i) the occurrence of any Default, (ii) the institution of, or any materially adverse determination or development in, any litigation, arbitration proceeding or governmental proceeding,
      (iii) the occurrence of a "reportable event" under, or the institution of steps by any Company to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which any Company may have liability, (iv) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Related Document, or (v) any event which would have a Material Adverse Effect.

All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP, applied consistently throughout all accounting periods.

            5.4 Inspection of Property and Records. At any reasonable time following reasonable notice, as often as may be reasonably desired and at each Company's expense, permit representatives of the Bank to visit their Property, examine their books and records and discuss their affairs, finances and accounts with their officers and independent certified public accountants (who shall be instructed by the Company to make available to the Bank or its agents the work papers of such accountants) and the applicable Company shall facilitate such inspection and examination.

            5.5 Use of Proceeds. Use the entire proceeds of the Obligations as follows:

                  (a) the proceeds of the Revolving Loans shall be used to provide working capital to the Companies and to finance, in part, payments required by the Companies with respect to the Stock Purchase Transaction; and

                  (b) the proceeds of the Overadvance Term Loan shall be used to finance, in part, payments required by the Companies with respect to the Stock Purchase Transaction.

            5.6 Bank Accounts. Maintain all of its primary deposit and operating accounts of any kind with the Bank.

            5.7 Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which any Company is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder.

            5.8   Environmental Compliance.

                  (a) Maintain at all times all permits, licenses and other authorizations required under Environmental Laws, and comply in all respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

                  (b) Notify the Bank promptly upon obtaining knowledge that (i) any Property previously or presently owned or operated is the subject of an environmental investigation by any Government Authority having jurisdiction over the enforcement of Environmental Laws, (ii) any Company has been or may be named as a responsible party subject to Environmental Liability, or (iii) any Company obtains knowledge of any Hazardous Substance located on any Property except in compliance with all Requirements of Law.

                  (c) At any reasonable time following reasonable notice and as often as may be reasonably desired, permit the Bank or an independent consultant selected by the Bank to conduct an environmental investigation satisfactory to the Bank for the purpose of determining whether any Company, and its Property comply with Environmental Laws and whether there exists any condition or circumstance which may require a cleanup, removal or other remedial action by the Company with respect to any Hazardous Substance. The applicable Company shall facilitate such environmental audit. The Bank shall provide the applicable Company, at such Company's request, with all reports and findings but such Company may not rely on such environmental investigation for any purpose. Any such environmental investigation of Property shall be at each Company's expense at any time following an Event of Default or at any time the Property is the subject of an environmental investigation by a Government Authority having jurisdiction over the enforcement of Environmental Laws; provided, however, that the Bank's environmental investigation shall not be at such Company's expense if (i) a Government Authority or a firm or firms of geotechnical engineers and/or environmental consultants hired by such Company and reasonably acceptable to the Bank shall undertake to make an environmental audit, and
      (ii) such Company shall provide the Bank at such Company's expense with, and the Bank shall be entitled to rely on, all reports and findings of such Government Authority or geotechnical engineers as soon as such reports and findings are made available to the Company.

Notwithstanding the foregoing, nothing contained in this Agreement, or in the Related Documents, or in the enforcement of this Agreement or the Related Documents, shall constitute or be construed as granting or providing the right, power or capacity to the Bank to exercise (a) decision making control of any Company's compliance with any environmental law, or (b) day to day decision making of any Company with respect to (i) compliance with environmental laws or (ii) all or substantially all of the operational aspects of any Company.

            5.9   Fees and Costs.

                  (a) Pay the Bank a facility fee in consideration for the Overadvance Term Loan made hereunder in an amount equal to $25,000 payable on the date hereof.

                  (b) Pay the Bank on the first day of each month the accrued and unpaid commitment fee for the Revolving Loan Commitment. The commitment fee shall accrue at a rate per annum equal to 0.375% of the difference between (i) the Revolving Loan Commitment and (ii) the outstanding principal balance of the Revolving Loans. The commitment fee shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. All unpaid commitment fees shall be due and payable on the Termination Date. The Bank may debit to the Companies' Loan Account all commitment fees when due without prior notice to or consent of any Company.

                  (c) Pay the Bank all additional costs including, without limitation, wire transfer or other charges pertaining to the transfer of funds, lockbox fees and charges arising from returned or dishonored checks of any account debtor.

                  (d) Pay immediately upon receipt of an invoice the reasonable fees and expenses incurred by the Bank in connection with any inspection pursuant to Section 5.4, including, without limitation, travel and administration expenses incurred by representatives of the Bank.

                  (e) Pay immediately upon receipt of an invoice all reasonable fees and expenses incurred by the Bank with respect to this Agreement, the Related Documents and the Obligations, and any amendments thereof and supplements thereto, including, without limitation, appraisal fees, environmental inspection fees (including fees and expenses as provided in Section
      5.8(c)) and the reasonable fees of in-house and outside counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

                  (f) Pay immediately upon receipt of an invoice all fees and expenses incurred by the Bank with respect to protection or enforcement (including collection and disposition of Collateral) of the Bank's rights under this Agreement and the Related Documents and with respect to the Obligations and all costs and expenses which may be incurred by the Bank with respect to a Default as provided in Section 7.2(d).

            5.10 Indemnity. Indemnify the Bank and its employees, officers, directors, shareholders, agents, attorneys, successors and assigns against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including without limitation attorneys' fees and expenses, incurred by them arising out of, in any way connected with, or as a result of (a) this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement (including collection or disposition of Collateral) of the Bank's rights under this Agreement or the Related Documents, (b) the execution and delivery of this Agreement by the parties hereto and the performance of their respective obligations hereunder, (c) any violation of Environmental Laws by any Company, or any of its Property as well as any cost or expense incurred in remedying such condition, and (d) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Bank is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent caused by any gross negligence or willful misconduct of the Bank. The foregoing indemnities shall survive the Termination Date, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations and the invalidity or unenforceability of any term or provision of this Agreement or of the Related Documents and shall remain in effect regardless of any investigation made by or on behalf of the Bank or any Company and the content or accuracy of any representation or warranty made under this Agreement.

            5.11 Appraisals. If and to the extent required at any time of the Bank by any Government Authority or Requirements of Law, permit an independent appraiser selected by the Bank to conduct appraisals at any reasonable time following reasonable notice, at each Company's expense, of the Property. Each Company shall facilitate such appraisals and may obtain copies of, but may not rely, on such appraisals for any purpose.

            5.12 Post-Closing Delivery. Deliver to the Bank, in form, detail and content satisfactory to the Bank, a collateral assignment to the Bank of a life insurance policy maintained by the Company on the life of Alan Kastelic in an amount not less than $5,000,000, within thirty days after the date hereof.


            SECTION 6   NEGATIVE COVENANTS

            Each Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations to the Bank are paid in full, no Company shall directly or indirectly:

            6.1 Sale of Assets, Consolidation, Merger, Acquisitions, Etc. (a) Except for sales of inventory in the ordinary course of business, in any fiscal year of the Company sell, lease, transfer or otherwise dispose of Property having an aggregate net book value in excess of $50,000, whether in one or in a series of transactions; (b) consolidate or merge with or into any other
Person; (c) directly or indirectly, sell or transfer any Property, real or personal, used or useful in its business, and thereafter lease such property or other property which it intends to use for substantially the same purposes; (d) sell, issue or otherwise distribute any security, including any shares of the capital stock of the Company; (e) create or permit any Subsidiary to create a new Subsidiary; or (f) purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person.

            6.2 Indebtedness. Issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Indebtedness except (a) the Obligations; (b) Indebtedness which has been subordinated to the Bank in form and substance satisfactory to the Bank, including the Indebtedness evidenced by the Subordinated Loan Transaction; (c) current liabilities (other than for borrowed money) of any Company incurred in the ordinary course of business which are not more than 90 days overdue, unless being contested in good faith and with due diligence; (d) Indebtedness secured by Permitted Liens; (e) Indebtedness disclosed on CF's most recent financial statements described in Section 3.2(a) other than Indebtedness owed to Firstar Bank Milwaukee, N.A., provided that such Indebtedness shall not be renewed, extended or increased; and (f) Indebtedness in an aggregate amount of not more than $100,000 in excess of the amounts permitted by Sections 6.2(a), (b), (c), (d) and (e).

            6.3 Liens. Create or permit to be created or allow to exist any Lien upon or interest in any Property except Permitted Liens. For purposes herein, Permitted Liens shall mean: (a) Liens for taxes, assessments, or governmental charges, carriers', warehousemen's, repairmen's, mechanics', materialmen's and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens in favor of the Bank pursuant to the Related Documents; (e) Liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of such property solely for the purposes of securing the Indebtedness incurred to finance the cost of such property, provided no such Lien shall extend to any property other than the property so acquired and identifiable proceeds; and (f) Liens described in
Schedule 4, provided that the Indebtedness secured thereby shall not be renewed, extended or increased.

            6.4 Guaranty. Guaranty or otherwise in any way become or be responsible for obligations of any other Person, whether by an agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution advanced or loaned) for the purpose of paying or discharging the indebtedness of any Person, or otherwise, except for the endorsement of negotiable instruments by any Company for deposit or collection or similar transactions in the ordinary course of business.

            6.5   Restricted Payments.  Make any Restricted Payments.

            6.6 Loans, Investments. Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except:
(a) accounts, chattel paper, and notes receivable created by any Company in the ordinary course of business and loans or advances made by one Company to any other Company provided that the Company receiving any loan or advance under this Agreement has reached the applicable Borrowing Sublimit set forth in Sections 2.1(a) or 2.2(a), as the case may be; (b) advances in the ordinary course of business to suppliers, employees and officers of any Company consistent with past practices in an aggregate amount at any time outstanding of not more than $50,000; (c) investments in bank certificates of deposit (but only with FDIC-insured commercial banks having a combined capital and surplus in excess of $20,000,000), open market commercial paper maturing within one year having the highest rating of either Standard & Poors Corporation or Moody's Investors Services, Inc., U.S. Treasury Bills subject to repurchase agreements and short-term obligations issued or guaranteed by the U.S. Government or any agency thereof; and (d) investments in open-end diversified investment companies of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the United States government, its agencies or instrumentalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers acceptances, repurchase agreements, high grade commercial paper and the like; provided, that for Sections 6.6(a) through (d), each such investment has a maturity date not later than 180 days after the date of purchase or making thereof and, except for advances under
Section 6.6(b), is pledged and delivered to the Bank as additional security for the Obligations.

            6.7 Compliance with ERISA. (a) Terminate any Employee Plan so as to result in any material liability to PBGC; (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a material liability for an excise tax or civil penalty to the Company in connection therewith; or (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

            6.8 Fixed Asset Expenditures. Purchase, become obligated for, invest in, acquire or otherwise expend for the acquisition of real estate, machinery, equipment or other fixed assets (including capitalized lease obligations) during any fiscal year an amount exceeding $720,000; provided, that such amount shall be $920,000 during the fiscal year ended January 31, 1998.

            6.9 Affiliates. Permit any transaction with any Affiliate, except on terms not less favorable to the Company than would be usual and customary in similar transactions with Persons who are not Affiliates; provided, however, that the Company may engage in transactions with South Houston Hose Company, Inc. which are consistent with past practices and are conducted on terms not less favorable to the Company than were customary in similar transactions prior to the date hereof.

            6.10 Tangible Net Worth. Permit Tangible Net Worth, plus the Indebtedness evidenced by the Subordinated Loan Transaction, at the end of any fiscal quarter of the Companies to be less than (a) $2,000,000 from the date hereof through January 31, 1997, (b) $2,200,000 from February 1, 1997 through January 31, 1998, (c) $3,250,000 from February 1, 1998 through January 31, 1999 and (d) $4,750,000 from February 1, 1999 through the Termination Date.

            6.11 Maximum Funded Debt to Tangible Net Worth. Permit the ratio of Funded Debt to Tangible Net Worth, plus the Indebtedness evidenced by the Subordinated Loan Transaction, to exceed (a) 9 to 1 at the end of any fiscal quarter of the Companies from the date hereof through January 31, 1997, (b) 7.50 to 1 at the end of any fiscal quarter of the Companies from February 1, 1997 through January 31, 1998, (c) 4.75 to 1 at the end of any fiscal quarter of the Companies from February 1, 1998 through January 31, 1999 and (d) 3 to 1 for any fiscal quarters of the Companies from February 1, 1999 through the Termination Date.

            6.12 Current Ratio. Permit the ratio of Current Assets to Current Liabilities to be less than 1.50 to 1 at any time.

            6.13 Minimum Fixed Charge Coverage Ratio. Permit the ratio of (a) Net Income of the Companies for the applicable period, plus all amounts deducted in the computation of such Net Income on account of payment or provision for income and other taxes, plus all interest expense paid or accrued by any Company during such period on Indebtedness, to (b) all principal payments and interest expense paid or accrued by any Company during the applicable period on Indebtedness, plus all dividends paid by any Company during the applicable period, plus all rental payments made by any Company during the applicable period in respect of operating leases, to be less than (i) 1 to 1 for any fiscal quarter of the Companies from the date hereof through January 31, 1997, (ii) 1.20 to 1 for any fiscal quarter of the Companies from February 1, 1997 through January 31, 1998 and (iii) 1.45 to 1 for any fiscal quarter of the Companies from February 1, 1998 through the Termination Date.

            6.14 Modification of the Subordinated Debt Documentation. The Companies shall not amend, waive or otherwise modify any of the terms or provisions of any of the documentation evidencing the Subordinated Loan Transaction, except as otherwise permitted under the Subordination Agreement.

            6.15 Modification of the Stock Purchase Documentation. The Companies shall not amend, waive or otherwise modify any of the terms or provisions of any of the Stock Purchase Documentation, or any related agreements, instruments or documents, without the prior written consent of the Bank, which consent shall not be unreasonably withheld.


            SECTION 7   DEFAULT AND REMEDIES

            7.1 Events of Default Defined. Any one or more of the following shall constitute an "Event of Default":

                  (a) the Companies shall fail to pay any Obligation (including, without limitation, the Notes and the payments required by Sections 2.9(b) and 5.9) when and as the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise;

                  (b) any Company shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 2.7, 4.1, 4.2, 5.1(a), 5.2(b), 5.4, 5.6, 5.8(a), or
      any provision of Section 6;

                  (c) (i) Guarantor shall default in the payment of any indebtedness evidenced by the IRB Documentation, or (ii) any Company shall default (as principal or guarantor or otherwise) in the payment of any other Indebtedness aggregating $50,000 or more, or with respect to any of the provisions of any agreement evidencing such Indebtedness, and such default shall continue beyond any period of grace, if any, specified in such agreement, unless such Company is contesting such default in good faith and the Bank agrees, in its sole discretion, that Company is so contesting such default;

                  (d) any Company shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure shall continue for thirty days after written notice thereof is given by the Bank to the Company;

                  (e) any representation or warranty made by any Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Bank shall prove to have been incorrect in any material adverse respect as of the time when made or given;

                  (f) a final judgment (or judgments) for the payment of amounts aggregating in excess of $75,000 shall be entered against any Company, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty days from the date of entry thereof;

                  (g) any Company shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or a substantial part of its respective assets; (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty days or more; (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or adopts a plan of liquidation of its assets;

                  (h) if any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for any Company or a substantial part of its respective assets which continues undischarged for a period of thirty days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of thirty days or more;

                  (i) any Government Authority, STS Consultants or any other geotechnical engineer or environmental consultant hired by any Company, any former equity holder of any Borrower or Guarantor, the Bank or any Government Authority determines that the costs to investigate, test, cleanup and remediate any Hazardous Substance (collectively, "Remediation Costs") in any way related to or associated with the real property secured by the Mortgage 2, may exceed $1,500,000 in the aggregate (provided that such Remediation Costs are disclosed in a remedial action plan, feasibility study or other similar report)and the Company is unable to provide for payment of such Remediation Costs in a manner reasonably acceptable to the Bank;

            (j) except as provided in Section 7.1(i), any Government Authority shall determine that the potential uninsured liability of the Company for damages caused by the presence or discharge of any Hazardous Substance, including liability for claims for diminution in value of any real property of a third party or liability for personal injury claims, exceeds
      $50,000, and the Company is unable to provide for such liability in a manner reasonably acceptable to the Bank;;

                  (k) Alan Kastelic shall cease to be president of each Company; or

                  (l) this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company or the Guarantor shall contest or deny any liability or obligation under, or attempt to revoke or terminate, this Agreement or any Related Document.

            7.2 Remedies Upon Event of Default. Upon the occurrence of an Event of Default:

                  (a) specified in clauses (g) or (h) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Bank, all of which are hereby waived: (i) the Revolving Loan Commitment and the obligations of the Bank to make or incur any Obligations shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable.

                  (b)   specified in clauses (a), (b), (c), (d), (e),
      (f), (i), (j), (k) or (l) of Section 7.1, the Bank may, without presentment, notice, demand or action of any kind, all of which are hereby waived: (i) immediately terminate the Bank's obligation to make or incur any Obligations, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable.

                  (c) the Bank may at any time without prior notice or demand set off against any credit balance or other money now or hereafter owed it by the Bank all or any part of the Obligations. Each Company hereby grants to the Bank a security interest in and lien on any such credit balance or other money.

                  (d) the Bank shall have all of the rights and remedies provided to the Bank by the Related Documents, at law and in equity, by statute or otherwise, and no remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. In addition to and not in lieu of any other right or remedy the Bank might have, the Bank at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which any Company may be required to do, perform or comply with and the Companies shall reimburse the Bank upon demand for any cost or expense which the Bank may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Master Overadvance Term Note following an Event of Default from the date of such demand until paid. No failure or delay on the part of the Bank in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy.


            SECTION 8   MISCELLANEOUS

            8.1 Assignability; Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. Each of the Companies' rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Bank. The Bank may at any time sell, assign or transfer to one or more banks or other entities other than any competitor of the Companies ("Participants") interests in any Note held by the Bank or any other interest of the Bank in the Obligations. Each Company authorizes the Bank to disclose to any Participant or prospective Participant any and all financial information in the Bank's possession concerning each such Company and its Affiliates which has been delivered to the Bank by or on behalf of such Company. Each Company agrees that upon the occurrence of any Event of Default each Participant shall be deemed to have the right of setoff in respect of its participating interest in the Obligations to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

            8.2   Survival.  All agreements, covenants,
representations and warranties made herein and in the Related
Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.

            8.3   Governing Law.  This Agreement and the Related
Documents shall be governed by the internal laws of the State of Wisconsin.

            8.4 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement.

            8.5 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof. No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought. Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            8.6 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

            if to the Companies:          Construction Forms, Inc.
                                          W60 N151 Cardinal Avenue
                                          Cedarburg, WI 53012-0326
                                          Attn:  Mr. Alan Kastelic,
                                                  President
                                          FAX: (414) 377-4049

            with copies to:               Edison Control Corporation
                                          360 Lexington Avenue
                                          New York, NY 10017
                                          Attn:  Ms. Mary E. McCormack
                                                  President and CEO
                                          FAX (212) 972-6109

            if to the Bank:               LaSalle National Bank
                                          411 East Wisconsin Avenue
                                          Suite 1150
                                          Milwaukee, WI 53202
                                          Attn:  Mr. Michael H. Gandrud,
                                                  Assistant Vice President
                                          FAX (414) 224-0071

            with copies to:               Michael, Best & Friedrich
                                          100 East Wisconsin, Suite 3300
                                          Milwaukee, WI 53202-4108
                                          Attn:  Jonathan D. Kron, Esq.
                                          FAX (414) 277-0656

            8.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            8.8 Further Assurances. Each Company severally agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Bank may at any time request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Bank its rights, powers and remedies hereunder.

            8.9 Conflicts and Ambiguities. In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, the terms of this Agreement shall control.

            8.10 Submission to Jurisdiction. The Bank may enforce any claim arising out of this Agreement or the Related Documents in any state or federal court having subject matter jurisdiction and located in Milwaukee, Wisconsin. For the purpose of any action or proceeding instituted with respect to any such claim, each Company hereby irrevocably submits to the jurisdiction of such courts.
Each Company irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to each Company at the address specified in Section 8.6 and agrees that such service, to the fullest extent permitted by law (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it. Nothing herein contained shall affect the right of the Bank to serve process in any other manner permitted by law or preclude the Bank from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. Each Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in Milwaukee, Wisconsin and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

            8.11 Waiver of Jury Trial. Each party hereto knowingly, voluntarily and without coercion, waives all rights to a trial by jury of all disputes arising out of or in relation to this Agreement or any Related Document to which it is a party, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection therewith or arising from any relationship existing in connection with this Agreement or and any Related Document, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CONSTRUCTION FORMS, INC.


By:
   _______________, _____________


CF ULTRA TECH, INC.


By:
   _______________,______________


CF GILCO, INC.


By:
   _______________,____________


LASALLE NATIONAL BANK


By:
   Michael H. Gandrud,
   Assistant Vice President
                          CONSENT AND ACKNOWLEDGMENT


      IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date first above written and hereby (i) agrees and consents to all of the terms and conditions of the foregoing Agreement; and (ii) ratifies and confirms its representations, warranties, covenants and agreements contained in, and obligations and liabilities under, the Guaranty, the Agreement and each of the other Related Documents to which it is a party or by which it may be bound. The Guarantor hereby affirms and agrees that it has received sufficient value (as described in Section 9-203(1)(b) of the Uniform Commercial Code) and benefit (whether direct or indirect) in exchange for its execution of or ratification of, as the case may be, and obligations under the Guaranty, the Agreement, and other Related Documents.


                                    JABCO, LIMITED LIABILITY COMPANY


                                    By:________________________________
                                       _______________,________________







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